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                                THE HEALTHSOURCE
                           DEFERRED COMPENSATION PLAN
                             FOR SELECTED EMPLOYEES



                           Effective October 15, 1995
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                               TABLE OF CONTENTS

Purpose......................................................................1

ARTICLE 1
Definitions..................................................................1

ARTICLE 2    Eligibility and Enrollment......................................6
        2.1  Participation...................................................6
        2.2  Enrollment Requirements.........................................6
        2.3  Commencement of Participation...................................6
        2.4  Termination of Participation and/or Deferrals...................7

ARTICLE 3    Deferral Commitments/Interest Crediting/Taxes...................7

        3.1  Minimum Deferral................................................7
        3.2  Maximum Deferral................................................8
        3.3  Election to Defer; Effect of Election Form......................8
        3.4  Withholding of Deferral Amounts.................................8
        3.5  Employer Credits................................................9
        3.6  Interest Crediting..............................................9
        3.7  Interesting Crediting for Installment Distributions.............9
        3.8  FICA and Other Taxes............................................9

ARTICLE 4    Short-Term Payout; Withdrawals.................................10
        4.1  Short-Term Payout..............................................10
        4.2  Other Benefits Take Precedence Over Short-Term Payout..........10
        4.3  Withdrawal Payout/Suspensions for Unforeseeable Financial
             Emergencies....................................................10
        4.4  Withdrawal Election............................................11

ARTICLE 5    Retirement Benefit.............................................11
        5.1  Retirement Benefit.............................................11
        5.2  Payment of Retirement Benefit..................................11
        5.3  Death Prior to Completion of Retirement Benefit................11

ARTICLE 6    Pre-Retirement Survivor Benefit................................12
        6.1  Pre-Retirement Survivor Benefit................................12
        6.2  Payment of Pre-Retirement Survivor Benefit.....................12

ARTICLE 7    Termination Benefit............................................12
        7.1  Termination Benefit............................................12
        7.2  Payment of Termination Benefit.................................13


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ARTICLE 8  Disability Waiver and Benefit................... 13
    8.1    Disability Waiver............................... 13
    8.2    Continued Eligibility; Disability Benefit....... 13

ARTICLE 9  Beneficiary Designation......................... 14
    9.1    Beneficiary..................................... 14
    9.2    Beneficiary Designation......................... 14
    9.3    Acknowledgment.................................. 14
    9.4    No Beneficiary Designation...................... 14
    9.5    Doubt as to Beneficiary......................... 14
    9.6    Discharge of Obligations........................ 15

ARTICLE 10 Leave of Absence................................ 15
    10.1   Paid Leave of Absence........................... 15
    10.2   Unpaid Leave of Absence......................... 15

ARTICLE 11 Termination, Amendment or Modification.......... 15
    11.1   Termination..................................... 15
    11.2   Amendment....................................... 16
    11.3   Plan Agreement.................................. 17
    11.4   Effect of Payment............................... 17

ARTICLE 12 Administration.................................. 17
    12.1   Committee Duties................................ 17
    12.2   Agents.......................................... 17
    12.3   Binding Effect of Decisions..................... 17
    12.4   Indemnity of Committee.......................... 17
    12.5   Employer Information............................ 17

ARTICLE 13 Other Benefits and Agreements................... 18
    13.1   Coordination with Other Benefits................ 18

ARTICLE 14 Claims Procedures............................... 18
    14.1   Presentation of Claim........................... 18
    14.2   Notification of Decision........................ 18
    14.3   Review of a Denied Claim........................ 19
    14.4   Decision on Review.............................. 19
    14.5   Legal Action.................................... 19

ARTICLE 15 Trust........................................... 20
    15.1   Establishment of the Trust...................... 20
    15.2   Interrelationship of the Plan and the Trust..... 20
    15.3   Distribution From the Trust..................... 20


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ARTICLE 16 Miscellaneous................................ 20
    16.1   Limitation on Benefit Payment................ 20
    16.2   Status of Plan............................... 21
    16.3   Unsecured General Creditor................... 21
    16.4   Employer's Liability......................... 21
    16.5   Nonassignability............................. 21
    16.6   Not a Contract of Employment................. 21
    16.7   Furnishing Information....................... 22
    16.8   Terms........................................ 22
    16.9   Captions..................................... 22
    16.10  Governing Law................................ 22
    16.11  Notice....................................... 22
    16.12  Successors................................... 22
    16.13  Spouse's Interest............................ 22
    16.14  Validity..................................... 23
    16.15  Incompetent.................................. 23
    16.16  Court Order.................................. 23
    16.17  Distribution in the Event of Taxation........ 23


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                                THE HEALTHSOURCE
                           DEFERRED COMPENSATION PLAN
                             FOR SELECTED EMPLOYEES

                           Effective October 15, 1995

                                    Purpose

        The purpose of this Plan is to provide specified benefits to a select group of highly compensated Employees who contribute materially to the continued growth, development and future business success of Community Choice Physicians, Healthsource Physician Group, Inc. and any other Healthsource Company, if any, that adopts this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.


                                   ARTICLE 1
                                  DEFINITIONS

        For purposes hereof, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1 "Account Balance" shall mean (i) the Deferral Amount, plus (ii) interest credited in accordance with all the applicable interest crediting provisions of this Plan, less (iii) all distributions. This account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant pursuant to this Plan.

1.2 "Annual Bonus" shall mean any compensation, in addition to Base Annual Salary, paid annually to a Participant as an Employee under any Employer's annual bonus and incentive plans.

1.3 "Annual Deferral Amount" shall mean that portion of a Participant's Base Annual Salary and/or Annual Bonus that a Participant elects to have deferred in accordance with Article 3, for any one Plan Year, together with any Employer credit made to the Participant's Account Balance pursuant to Section 3.5 for such Plan Year. In the event of a Participant's Retirement, Disability (if deferrals cease in accordance with Section 8.1), death or a Termination of Employment prior to the end of a Plan Year, such year's Annual Deferral Amount shall be the actual amount withheld (or credited pursuant to Section 3.5) prior to such event.


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1.4     "Base Annual Salary" shall mean the annual compensation, excluding bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, directors fees and other fees, automobile and other allowances (whether or not such allowances are included in the Employee's gross income), paid to a Participant for employment services rendered. Base Annual Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans and shall be calculated to include amounts not otherwise included in the Participant's gross income under Code Sections 125, 402(e)(3), 402(h) or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Employee.

1.5 "Beneficiary" shall mean one or more persons, trust, estates or other entities, designated in accordance with Article 9, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.6 "Beneficiary Designation Form" shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.7     "Board" shall mean the board of directors of the Company.

1.8 "Bonus Rate" shall mean, for a Plan Year, an interest rate equal to 20% of the Crediting Rate determined for such Plan Year.

1.9 "Change in Control" shall mean the first to occur of any of the following events:

                (a) Any "person" (as that term is used in Section 13 and 14(d)(2) of the Securities Exchange Act of 1934 ("Exchange Act")) becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of 50% or more of the Company's capital stock entitled to vote in the election of directors;

                (b) During any period of not more than two consecutive years, not including any period prior to the adoption of this Plan, individuals who, at the beginning of such period constitute the board of directors of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c), (d) or
                     (e) of this Section 1.9) whose election by the board of directors or nomination for election by the Company's stockholders was approved by a vote of at least three-fourths (3/4ths) of the directors then still in



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                     office, who either were directors at the beginning of the
                     period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof:

                (c) The shareholders of the Company approve any consolidation or merger of the Company, other than a consolidation or merger of the Company in which the holders of the common stock of the Company immediately prior to the consolidation or merger hold more than 50% of the common stock of the surviving corporation immediately after the consolidation or merger;

                (d) The shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

                (e) The shareholders of the Company approve the sale or transfer of substantially all of the assets of the Company to parties that are not within a "controlled group of corporations" (as defined in Code Section 1563) in which the Company is a member.

1.10  "Claimant" shall have the meaning set forth in Section 14.1.

1.11 "Code" shall mean the Internal Revenue Code of 1986, as may be amended from time to time.

1.12  "Committee" shall mean the committee described in Article 12.

1.13 "Company" shall mean Healthsource, Inc., a New Hampshire corporation, and any successor to all or substantially all of the Company's assets or business which assumes the obligations of the Company.

1.14 "Compensation" shall mean compensation as defined in the Healthsource, Inc. Retirement Savings Plan for purposes of determining Matching Contributions under that plan.

1.15 "Crediting Rate" shall mean, for each Plan Year, an interest rate, stated as an annual rate, determined and announced by the Committee before the Plan Year for which it is to be used that is equal to the applicable "Moody's Rate." The Moody's Rate for a Plan Year shall be an interest rate, stated as an annual rate, that (i) is published in Moody's Bond Record under the heading of "Moody's Corporate Bond Yield Averages -- Av. Corp." and (ii) is equal to the average corporate bond yield calculated for the October preceding the Plan Year for which the rate is to be used:


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      provided, however, that for the first Plan Year of the Plan, such rate shall be equal to the average corporate bond yield calculated for September, 1995.

1.16 "Deferral Amount" shall mean the sum of all of a Participant's Annual Deferral Amounts.

1.17  "Deduction Limitation" shall mean the limitation described in Section
      16.1 on a benefit that may otherwise be distributable pursuant to the provisions of this Plan.

1.18 "Disability" shall mean a period of disability during which a Participant qualifies for permanent disability benefits under the Participant's Employer's long-term disability plan, or, if a Participant does not participate in such a plan, a period of disability during which the Participant would have qualified for permanent disability benefits under such a plan had the Participant been a participant in such a plan, as determined in the sole discretion of the Committee.

1.19  "Disability Benefit" shall mean the benefit set forth in Article 8.

1.20 "Election Form" shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan.

1.21  "Employee" shall mean a person who is an employee of any Employer.

1.22 "Employer(s)" shall mean Community Choice Physicians and Healthsource Physicians Group, Inc. and any other Healthsource Company (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor.

1.23 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.24 "Healthsource Company" shall mean Healthsource, Inc., a New Hampshire corporation and any subsidiary of Healthsource, Inc.

1.25 "Matching Contribution" shall mean a matching contribution as defined in the Healthsource, Inc. Retirement Savings Plan.

1.26 "Participant" shall mean any Employee (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who signs a Plan Agreement, an Election Form and a Beneficiary Designation Form, (iv) whose signed Plan Agreement, Election Form and Beneficiary Designation Form are accepted by the Committee, (v) who commences participation in the Plan, and (vi) whose Plan


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      Agreement has not terminated.  A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan, even if he or she has an interest in the Participant's benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

1.27 "Plan" shall mean the Healthsource Deferred Compensation Plan for Selected Employees, which shall be evidenced by this instrument and by each Plan Agreement, as may be amended from time to time.

1.28 "Plan Agreement" shall mean a written agreement, as may be amended from time to time, which is entered into by and between an Employer and a Participant. Each Plan Agreement executed by a Participant and the Participant's Employer shall provide for the entire benefit to which such Participant is entitled to under the Plan, and the Plan Agreement bearing the latest date of acceptance by the Committee shall govern such entitlement. The terms of any Plan Agreement may be varied by Participant, and any Plan Agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by both the Employer and the Participant.

1.29 "Plan Year" shall, for the first Plan Year, begin on October 15, 1995, and end on December 31, 1995. For each Plan Year thereafter, the Plan Year shall begin on January 1 of each year and continue through December 31.

1.30 "Preferred Rate" shall mean, for each Plan Year, an interest rate that is the sum of the Crediting Rate and the Bonus Rate for that Plan Year.

1.31  "Pre-Retirement Survivor Benefit" shall mean the benefit set forth in
      Article 6.

1.32 "Retirement", "Retires" or "Retired" shall mean, with respect to an Employee, severance from employment from all Employers for any reason other than a leave of absence, death or Disability on or after the earlier of the attainment of (a) age sixty-five(65) or (b) age fifty-five(55) with five (5) Years of Service.

1.33  "Retirement Benefit" shall mean the benefit set forth in Article 5.

1.34  "Short-Term Payout" shall mean the payout set forth in Section 4.1.

1.35  "Termination Benefit" shall mean the benefit set forth in Article 7.

1.36 "Termination of Employment" shall mean the ceasing of employment with all Employers, voluntarily or involuntarily, for any reason other than Retirement, Disability, death or an authorized leave of absence.


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1.37  "Trust" shall mean the trust established pursuant to that certain Trust
      Agreement, effective as of October 15, 1995, between the Company and the trustee named therein, as amended from time to time.

1.38 "Unforeseeable Financial Emergency" shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, (ii) a loss of the Participant's property due to casualty, or (iii) other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.

1.39 "Years of Deferral" shall mean, with respect to a Participant's Annual Deferral Amount for a Plan Year, the number of full Plan Years between the beginning of such Plan Year and the Participant's Termination of Employment.

1.40 "Years of Plan Participation" shall mean the total number of full Plan Years a Participant has been a Participant in the Plan prior to his or her Termination of Employment. For purposes of a Participant's first Plan Year of Participation only, any partial Plan Year of participation shall be treated as a full Plan Year.

1.41 "Years of Service" shall mean the total number of full years in which a Participant has been an Employee. Any partial year shall not be counted.


                                   ARTICLE 2
                           ELIGIBILITY AND ENROLLMENT
                           --------------------------

2.1 PARTICIPATION. Participation in the Plan shall be limited to a select group of highly compensated Employees of the Employers, as determined by the Committee, in its sole discretion. From that group, the Committee shall select, in its sole discretion, Employees to participate in the Plan.

2.2 ENROLLMENT REQUIREMENTS. As a condition to participation, each selected Employee shall complete, execute and return to the Committee a Plan Agreement, an Election Form and a Beneficiary Designation Form within 30 days of the later of (a) October 15, 1995 or (b) the day on which he or she is selected to participate in the Plan. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines, in its sole discretion, are necessary.

2.3 COMMENCEMENT OF PARTICIPATION. Each selected Employee shall commence participation in the Plan upon satisfaction of all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents

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
      to the Committee within the required time frame. If a selected Employee fails to meet all such requirements within the required 30 day period, he or she shall not be eligible to participate in the Plan until the first day of the Plan Year following the delivery to and acceptance by the Committee of the required documents.

3.4 Termination of Participation and/or Deferrals. If the Committee determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, the Committee shall have the right, in its sole discretion, to (i) terminate any deferral election the Participant has made for the Plan Year in which the Participant's membership status changes, (ii) prevent the Participant from making future deferral elections and/or (iii) immediately distribute the Participant's then Account Balance as a Termination Benefit and terminate the Participant's participation in the Plan. If the Committee chooses not to terminate the Participant's participation in the Plan, the Committee may, in its sole discretion, reinstate the Participant to full Plan participation at such time in the future as the Participant again becomes a member of the select group described above.

                                   ARTICLE 3
                 Deferral Commitments/Interest Crediting/Taxes

3.1  Minimum Deferral

    (a) Minimum. For each Plan Year, a Participant may elect to defer one or more of the following forms of compensation in the following minimum amounts for each deferral elected:

                                                        MINIMUM
                DEFERRAL                                AMOUNTS

        Base Annual Salary                              $2,000
        Annual Bonus                                    $2,000

        If an election is made for less than stated minimum amounts, or if no election is made, the amount deferred shall be zero.

    (b) Short Plan Year. If a Participant first becomes a Participant after the first day of a Plan Year, or in the case of the first Plan Year of the Plan itself, the minimum Base Annual Salary deferral shall be an amount equal to the minimum set forth above, multiplied by a fraction, the numerator of which is


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
                the number of complete months remaining in the Plan Year and the denominator of which is 12.

3.2 Maximum Deferral. For each Plan Year, a Participant may elect to defer his or her Base Annual Salary and/or Annual Bonus up to the following maximum percentages for each deferral elected:

                                                MAXIMUM
                DEFERRAL                        PERCENTAGE

                Base Annual Salary                 50%
                Annual Bonus                      100%

Notwithstanding the foregoing, if a selected Employee first becomes a participant after the first day of a Plan Year, or in the case of the first Plan Year of the Plan itself, the maximum Annual Deferral Amount shall be limited to the amount of compensation not yet earned by the Participant as of the later of October 15, 1995 or the date the Participant submits a Plan Agreement and Election Form that are accepted by the Committee. Moreover, the Committee, from time to time and in its sole discretion, may establish further limits regarding the percentage of a Participant's Base Annual Salary and/or Annual Bonus which may be deferred for a Plan Year.

3.3  Election to Defer:  Effect of Election Form.

            (a) First Plan Year. In connection with a Participant's commencement of participation in the Plan, the Participant shall make an irrevocable deferral election for the Plan Year in which the Participant commences participation in the Plan, along with such other elections as the Committee deems necessary or desirable under the Plan. For these elections to be valid, the Election Form must be completed and signed by the Participant, timely delivered to the Committee (in accordance with Section 2.3 above) and accepted by the Committee.

            (b) Subsequent Plan Years. For each succeeding Plan Year, an irrevocable deferral election for that Plan Year, and such other elections as the Committee deems necessary or desirable under the Plan, shall be made by timely delivering to the Committee, in accordance with its rules and procedures before the end of the Plan Year preceding the Plan Year for which the election is made, a new Election Form. if no Election Form is timely delivered for a Plan Year, there shall be no Annual Deferral Amount for the Plan Year.


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3.4  WITHHOLDING OF DEFERRAL AMOUNTS.  For each Plan Year, the Base Annual
     Salary portion of the Annual Deferral Amount shall be withheld in equal amounts from each regularly scheduled Base Annual Salary payroll. The Annual Bonus portion of the Annual Deferral Amount shall be withheld at the time the Annual Bonus is or otherwise would be paid to the Participant.

3.5 EMPLOYER CREDITS. If, for a calendar year, a Participant elects to defer a percentage of his or her Compensation under the Healthsource, Inc. Retirement Savings Plan ("Healthsource 401(k) Plan") and the aggregate Matching Contributions made by the Participant's Employer under that plan for such year are less than the lesser of (i) 50% of the amounts deferred under the Healthsource 401(k) Plan for the year or (ii) 3% of the Participant's Compensation in such year, increased (but not beyond the $150,000 compensation limit, as adjusted from time to time under Code section 401(a)(17)) by the amounts deferred under this Plan for the year, then his or her Employer shall credit to his or her Account Balance under this Plan, as of the last day of such calendar year, the lesser of the amounts set forth in clauses (i) and (ii) above, reduced by the aggregate Matching Contributions made for the Participant under the Healthsource 401(k) Plan for the calendar year.

3.6 INTEREST CREDITING. Prior to any distribution of benefits under Article 4, 5, 6, 7 or 8, interest shall be credited and compounded annually on a Participant's Account Balance as though the Annual Deferral Amount for that Plan Year was withheld at the beginning of the Plan Year or, in the case of the first year of Plan participation, was withheld on the date that the Participant commenced participation in the Plan; provided, however, that any employer credit made under Section 3.5 for such Plan Year shall earn interest only from the end of such Plan Year. The rate of interest for crediting shall be the Preferred Rate, except as otherwise provided in this Plan, which rate shall be treated as the nominal rate for crediting interest. In the event distribution of the Annual Deferral Amount is made or commences prior to the end of a Plan Year, the basis for that year's interest crediting will be a fraction of the full year's interest, based on the number of full months prior to such distribution or commencement. For purposes of crediting interest up to the time of a distribution, each distribution shall be treated as made on the first day of the month in which the distribution is actually made.

3.7 INTEREST CREDITING FOR INSTALLMENT DISTRIBUTIONS. If a Participant's benefits under this Plan are to be paid in substantially equal monthly installments, such payments shall be determined by amortizing the Participant's specified benefit over the number of months elected, using the Preferred Rate for each year and treating the first installment payment as all principal and each subsequent installment payment, first as interest accrued for the applicable installment period on the unpaid Account Balance and second as a reduction in the Account Balance.


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
3.8 FICA AND OTHER TAXES. For each Plan Year in which the Participant has an Annual Deferral Amount, the Participant's Employer(s) shall withhold from that portion of the Participant's Base Annual Salary and Annual Bonus that is not being deferred, in a manner determined by the Employer(s), the Participant's share of FICA and other employment taxes. If necessary, the Committee shall reduce the Annual Deferral Amount in order to comply with this Section 3.8. In addition, the Participant's Employer(s), or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s), or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer(s) and the trustee of the Trust.


                                   ARTICLE 4
                         SHORT-TERM PAYOUT; WITHDRAWALS

4.1 SHORT-TERM PAYOUT. In connection with each election to defer an Annual Deferral Amount, a Participant may elect to receive a future "Short-Term Payout" from the Plan with respect to that Annual Deferral Amount. Subject to the Deduction Limitation, the Short-Term Payout shall be a lump sum payment in an amount that is equal to the Annual Deferral Amount plus interest credited in the manner provided in Section 3.5 above on that amount, but using the applicable interest rate set forth in Section 7.1 below determined at the time that the Short-Term Payout becomes payable (rather than the date of a Termination of Employment). Subject to the other terms and conditions of this Plan, each Short-Term Payout elected shall be paid, subject to the Deduction Limitation, within 60 days of the first day of any Plan Year designated by the Participant that is at least 5 years after the first day of the Plan Year in which the Annual Deferral Amount is actually deferred.

4.2 OTHER BENEFITS TAKE PRECEDENCE OVER SHORT-TERM PAYOUT. Should an event occur that triggers a benefit under Article 5, 6, 7 or 8, any Annual Deferral Amount, plus interest thereon, that is subject to a Short-Term Payout election under Section 4.1 shall not be paid in accordance with
        Section 4.1, but shall be paid in accordance with the other applicable Article.

4.3 WITHDRAWAL PAYOUT/SUSPENSIONS FOR UNFORESEEABLE FINANCIAL EMERGENCIES. If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to (i) suspend any deferrals required to be made by a Participant and/or (ii) receive a partial or full payout from the Plan. The payout shall not exceed the lesser of the Participant's Account Balance, calculated as if such Participant were receiving a Termination Benefit, or the amount reasonably needed to satisfy Unforeseeable Financial Emergency, If, subject to the sole discretion of the Committee, the petition for a suspension and/or payout is approved, suspension shall take effect upon the date of approval and any payout shall be made with in 60 days to the date of approval. The payment of any amount under this Section 4.3 shall not be subject to the Deduction Limitation.

4.4 WITHDRAWAL ELECTION. A Participant may elect, at any time, to withdraw all of his or her Account Balance, calculated as if there had occurred a Termination of Employment; as of the day of the election, less a withdrawal penalty equal to 10% of such amount (the net amount shall be referred to as the "Withdrawal Amount"). This election can be made at any time before or after Retirement, Disability, death or Termination of Employment, and whether or not the Participant (or Beneficiary) is in the process for being paid pursuant to an installment payment schedule. No partial withdrawals of the Withdrawal Amount shall be allowed. The Participant shall make this election by giving the Committee advance written notice of the election in a form determined from time to time by the Committee. The Participant shall be paid the Withdrawal Amount within 60 days of his or her election. Once the Withdraw Amount is paid, the Participant's participation in the Plan shall terminate and the Participant shall not be eligible to participate in the Plan in the future. The payment of this Withdrawal Amount shall not be subject to the Deduction Limitation.

                                   ARTICLE 5
                               RETIREMENT BENEFIT

5.1 RETIREMENT BENEFIT. Subject to the Deduction Limitation, a Participant who Retires shall receive, as a Retirement Benefit, his or her Account Balance.

5.2 PAYMENT OF RETIREMENT BENEFIT. A Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form to receive the Retirement Benefit in a lump sum or in equal monthly payments the latter determined in accordance with
          Section 3.6 above) over a period of 60, 120 or 180 months. The Participant may annually change his or her election to an allowable alternative payout period by submitting a new Election Form to the Committee, provided that any such Election Form is submitted as least 3 years prior to the Participant's Retirement and is accepted by the Committee in its sole discretion. The Election Form most recently accepted by the Committee shall govern the payout of the Retirement Benefit. If a Participant does not make any election with respect to the payment of the Retirement Benefit, then such benefit shall be payable in a lump sum. The lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the date the Participant Retires. Any payment made shall be subject to the Deduction Limitation.

5.3 DEATH PRIOR TO COMPLETION OF RETIREMENT BENEFIT. If a Participant dies after Retirement but before the Retirement Benefit is paid in full, the Participant's unpaid Retirement Benefit payments shall continue and shall be paid to the Participant's Beneficiary (a) over the remaining number of months and in the same amounts as that benefit would have been paid to the Participant had the Participant survived, or (b) in a lump sum, if requested by the Beneficiary and allowed in the sole discretion of the Committee, that is equal to the Participant's unpaid remaining Account Balance.

                                   ARTICLE 6
                        PRE-RETIREMENT SURVIVOR BENEFIT

6.1 PRE-RETIREMENT SURVIVOR BENEFIT. Subject to the Deduction Limitation, the Participant's Beneficiary shall receive a Pre-Retirement Survivor Benefit equal to the Participant's Account Balance, if the Participant dies before he or she Retires, experiences a Termination of Employment or suffers a Disability.

6.2 PAYMENT OF PRE-RETIREMENT SURVIVOR BENEFIT. The payment of the Pre-Retirement Survivor Benefit shall be paid in a lump sum. The lump sum payment shall be made no later than 60 days after the date the Committee is provided with proof that is satisfactory to the Committee of the Participant's death. Any payment made shall be subject to the Deduction Limitation.

                                   ARTICLE 7
                              TERMINATION BENEFIT

7.1 TERMINATION BENEFIT. Subject to the Deduction Limitation, the Participant shall receive a Termination Benefit, which shall be equal to the Participant's Account Balance, with interest credited in the manner provided in Section 3.5 above, but using the applicable interest rate set forth in the following schedule, if a Participant experiences a Termination of Employment prior to his or her Retirement or death.

        Completion of Years of Plan Participation       Applicable Rate

                Ten years or more                        Preferred Rate

                Less than ten years:

                      -  Portion of Account Balance
                         attributable to Annual Deferral
                         Amounts with five or more

                Years of Deferral                 Preferred Rate

              - Portion of Account Balance
                attributable to Annual Deferral
                Amounts with less than five
                Years of Deferral                 Crediting Rate

        Notwithstanding the foregoing, if a Participant experiences a Termination of Employment within the two (2) year period following a Change in Control, the Participant shall receive a Termination Benefit equal to his or her Account Balance, with interest credited at the Preferred Rate.

7.2 PAYMENT OF TERMINATION BENEFIT. The Termination Benefit shall be paid in a lump sum within 60 days of the Termination of Employment. Any payment made shall be subject to the Deduction Limitation.

                                   ARTICLE 8
                         DISABILITY WAIVER AND BENEFIT

8.1     DISABILITY WAIVER.

        (a) WAIVER OF DEFERRAL. A Participant who is determined by the Committee to be suffering from a Disability shall be excused from fulfilling that portion of the Annual Deferral Amount commitment that would otherwise have been withheld from a Participant's Base Annual Salary and/or Annual Bonus for the Plan Year during which the Participant first suffers a Disability. During the period of Disability, the Participant shall not be allowed to make any additional deferral elections, but will continue to be considered a Participant for all other purposes of this Plan.

        (b) RETURN TO WORK. If a Participant returns to employment, or service as a Director, with an Employer after a Disability ceases, the Participant may elect to defer an Annual Deferral Amount for the Plan Year following his or her return to employment or service and for every Plan Year thereafter while a Participant in the Plan; provided such deferral elections are otherwise allowed and an Election Form is delivered to and accepted by the Committee for each such election in accordance with Section 3.3 above.

8.2 CONTINUED ELIGIBILITY; DISABILITY BENEFIT. A Participant suffering a Disability shall, for benefit purposes under this Plan, continue to be considered to be employed and shall be eligible for the benefits provided for in Articles 4,5,6 or 7 in accordance with the provisions of those Articles. Notwithstanding the above, the

        Committee shall have the right, in its sole and absolute discretion and for purposes of this Plan only, to terminate a Participant's employment at any time after such Participant is determined to have a Disability. If, after the second anniversary of the date a Participant is determined to have a Disability, the Committee exercises such right under this Section or the Participant otherwise experiences a Termination of Employment, the Participant shall receive a Disability Benefit equal to his or her Account Balance at the time of the termination, credited with the Preferred Rate; provided, however, that should the Participant otherwise have been eligible to Retire, he or she shall be paid in accordance with Article 5. The Disability Benefit shall be paid in a lump sum within 60 days of the Committee's exercise of such right. Any payment made shall be subject to the Deduction Limitation.


                                   ARTICLE 9
                            BENEFICIARY DESIGNATION

9.1 BENEFICIARY. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

9.2 BENEFICIARY DESIGNATION; CHANGE; SPOUSAL CONSENT. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee's rules and procedures, as in effect from time to time. If the Participant names someone other than his or her spouse as a Beneficiary, a spousal consent, in the form designated by the Committee, must be signed by that Participant's spouse and returned to the Committee. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

9.3 ACKNOWLEDGMENT. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Committee or its designated agent.

9.4 NO BENEFICIARY DESIGNATION. If a Participant fails to designate a Beneficiary as provided in Sections 9.1, 9.2 and 9.3 above, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, then the Participants designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant's estate.

9.5 DOUBT AS TO BENEFICIARY. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant's Employer to withhold such payments until this matter is resolved to the Committee's satisfaction.

9.6 DISCHARGE OF OBLIGATIONS. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant's Plan Agreement shall terminate upon such full payment of benefits.

                                   ARTICLE 10
                                LEAVE OF ABSENCE

10.1 PAID LEAVE OF ABSENCE. If a Participant is authorized by the Participant's Employer for any reason to take a paid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.4

10.3 UNPAID LEAVE OF ABSENCE. If a Participant is authorized by the Participant's Employer for any reason to take an unpaid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the Participant shall be excused from making deferrals until the earlier of the date the leave of absence expires or the Participant returns to a paid employment status. Upon such expiration or return, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the deferral election, if any, made for that Plan Year. If no election was made for that Plan Year, no deferral shall be withheld.

                                   ARTICLE 11
                     TERMINATION, AMENDMENT OR MODIFICATION

11.1 TERMINATION. Although the Employers anticipate that they will continue the Plan for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, each Employer reserves the right to discontinue its sponsorship of the

Plan and/or to terminate the Plan, at any time, with respect to its participating Employees and Directors by the actions of its board of directors. In addition, the Company may terminate the Plan with respect to any or all Employers by action of the Board. Upon the termination of the Plan with respect to any Employer, the Plan Agreements of the affected Participants who are employed by that Employer shall terminate and their Account Balances, determined as if they had experienced a Termination of Employment on the date of Plan termination or, if Plan termination occurs after the date upon which a Participant was eligible to Retire, then with respect to that Participant as if he or she had Retired on the date of Plan termination, shall be paid to the Participants as follows. Prior to a Change in Control, an Employer shall have the right, in its sole discretion, and notwithstanding any elections made by the Participant, to pay such benefits in a lump sum or in monthly installments for up to 15 years, with interest credited during the installment period as provided in Section 3.6. After a Change in Control, the Employer shall be required to pay such benefits in a lump sum. The termination of the Plan shall not adversely affect any Participant or Beneficiary who had become entitled to the payment of any benefits under the Plan as of the date of termination; provided however, that the Employer shall have the right to accelerate installment payments by paying the present value equivalent of such payments, using the Crediting Rate for the Plan Year in which the termination occurs as the discount rate, in a lump sum or pursuant to a different payment schedule (provided that, the present value of all payments that will have been received by a Participant at any given point in time under the different payment schedule shall equal or exceed the present value of all payments that would have been received at that point in time under the original payment schedule).

11.2 AMENDMENT. The Company may, at any time, amend or modify the Plan in whole or in part with respect to any or all Employers by the action of the Board; provided, however, that no amendment or modification shall be effective to decrease or restrict the value of a Participant's Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification, or, if the amendment or modification occurs after the date upon which the Participant was eligible to Retire, the Participant had Retired as of the effective date of the amendment or modification. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification; provided, however, that the Company shall have the right to accelerate installment payments by paying the present value equivalent of such payments, using the Crediting Rate for the Plan Year of the amendment or modification as the discount rate, in a lump sum or pursuant to a different payment schedule (provided that, the present value of all payments that will have been received by a Participant at any given point in time under the different payment schedule shall equal or exceed the present value of all payments that would have been received at that point in time under the original payment schedule).

11.3 PLAN AGREEMENT. Despite the provisions of Sections 11.1 and 11.2 above, if a Participant's Plan Agreement contains benefits or limitations that are not in this Plan document, the Employer may only amend or terminate such provisions with the consent of the Participant.

11.4    EFFECT OF PAYMENT. The full payment of the applicable benefit under
        Section 4.4 or Articles 5, 6, 7 or 8 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan and the Participant's Plan Agreement shall terminate.

                                   ARTICLE 12
                                 ADMINISTRATION

12.1 COMMITTEE DUTIES. This Plan shall be administered by a Deferred Compensation Committee (the "Committee"). Members of the Committee may be Participants under this Plan. The Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan.

12.2 AGENTS. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.

12.3 BINDING EFFECT OF DECISIONS. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan, in the absence of clear and convincing evidence that the Committee acted arbitrarily and capriciously.

12.4 INDEMNITY OF COMMITTEE. All Employers shall indemnify and hold harmless the members of the Committee and any Employee to whom duties of the Committee may be delegated against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, or any such Employee.

12.5 EMPLOYER INFORMATION. To enable the Committee to perform its functions, each Employer shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement. Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee may reasonably require.

                                   ARTICLE 13
                         OTHER BENEFITS AND AGREEMENTS

13.1 COORDINATION WITH OTHER BENEFITS. The benefits provided for a Participant and Participant's Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant's Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

                                   ARTICLE 14
                               CLAIMS PROCEDURES

14.1 PRESENTATION OF CLAIM. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a "Claimant") may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. The claim must state with particularity the determination desired by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

14.2 NOTIFICATION OF DECISION. The Committee shall consider a Claimant's claim within a reasonable time, and shall notify the Claimant in writing:

        (a) that the Claimant's requested determination has been made, and that the claim has been allowed in full; or

        (b) that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

                (i) the specific reason(s) for the denial of the claim, or any part of it;

                (ii) specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

                (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

                (iv) an explanation of the claim review procedure set forth in Section 14.3 below.

14.3 REVIEW OF A DENIED CLAIM. Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant's duly authorized representative):

        (a)     may review pertinent documents;

        (b)     may submit written comments or other documents; and/or

        (c) may request a hearing, which the Committee, in its sole discretion, may grant.

14.4 DECISION ON REVIEW. The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee's decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

        (a)     specific reasons for the decision;

        (b) specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

        (c)     such other matters as the Committee deems relevant.

14.5 LEGAL ACTION. A claimant's compliance with the foregoing provisions of this Article 14 is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under this Plan.

                                   ARTICLE 15
                                     TRUST

15.1 ESTABLISHMENT OF THE TRUST. The Company shall establish the Trust, and the Employers shall at least annually transfer over to the Trust such assets as the Employers determine, in their sole discretion, are necessary to provide, on a present value basis, for their respective future liabilities created with respect to the Annual Deferral Amounts and interest credits for that year.

15.2 INTERRELATIONSHIP OF THE PLAN AND THE TRUST. The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.

15.3 DISTRIBUTIONS FROM THE TRUST. Each Employer's obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer's obligations under this Agreement.

                                   ARTICLE 16
                                 MISCELLANEOUS

16.1 LIMITATION ON BENEFIT PAYMENT. Except as otherwise provided, this limitation shall be applied to all distributions that are "subject to the Deduction Limitation" under this Plan. If an Employer determines in good faith prior to a Change in Control that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Employer would not be deductible by the Employer solely by reason of the limitation under Code Section 162(m), then to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution to the Participant pursuant to this Plan prior to the Change in Control is deductible, the Employer may defer all or any portion of a distribution under this Plan. Any amounts deferred pursuant to this limitation shall continue to be credited with interest in accordance with Section 3.5(a). The amounts so deferred and interest thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant's death) at the earliest possible date, as determined by the Employer in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Employer during which the distribution is made will not be limited by Code Section 162(m) or, if earlier, the effective date of a Change in Control. Notwithstanding anything to the contrary in this Plan, the Deduction Limitation shall not apply to any distributions made after a Change in Control.

16.2 STATUS OF PLAN. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that "is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

16.3 UNSECURED GENERAL CREDITOR. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer's assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer's obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

16.4 EMPLOYER'S LIABILITY. An Employer's liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.

16.5 NONASSIGNABILITY. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable, except that the foregoing shall not apply to any court order specified in Section
        16.4 below. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

16.6 NOT A CONTRACT OF EMPLOYMENT. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an "at will" employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer, either as an Employee or a Director, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

16.7 FURNISHING INFORMATION. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

16.8 TERMS. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

16.9 CAPTIONS. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

16.10 GOVERNING LAW. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of New Hampshire without regard to its conflicts of laws principles.

16.11 NOTICE. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

                Deferred Compensation Committee
                Healthsource, Inc.
                Two College Park Drive
                Hookset, NH 03106

        Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

        Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

16.12 SUCCESSORS. The provisions of this Plan shall bind and inure to the benefit of the Participant's Employer and its successors and assigns and the Participant and the Participant's designated Beneficiaries.

16.13 SPOUSE'S INTEREST. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the

        Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse's will, nor shall such interest pass under the laws of interstate succession.

16.14 VALIDITY. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining part hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

16.15 INCOMPETENT. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or a person incapable of handling the disposition of that person's property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetency, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

16.16 COURT ORDER. The Committee is authorized to make any payments directed by court order in any action in which the Plan or the Committee has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Plan as the result of a property settlement or otherwise, the Committee, in its sole discretion, shall have the right, notwithstanding any election made by a Participant to immediately distribute the spouse's or former spouse's interest in the Plan to that spouse or former spouse.

16.17   DISTRIBUTION IN THE EVENT OF TAXATION.

        (a) GENERAL. If, for any reason, all or any portion of a Participant's benefit under this Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Committee before a Change in Control, or the trustee of the Trust after a Change in Control, for a distribution of that portion of his or her benefit that has become taxable. Upon the grant of such a petition, which grant shall not be reasonably withheld, a Participant's Employer shall distribute to the Participant immediately available funds in an amount equal to the taxable portion of his or her benefit (which amount shall not exceed a Participant's unpaid Account Balance under the
                Plan). If the petition is granted, the tax liability distribution shall be made within 90 days of the date when the Participant's petition is granted. Such a distribution shall affect and reduce the benefits to be paid under this Plan.

        (b) TRUST. If the Trust terminates in accordance with Section 3.6(e) of the Trust and benefits are distributed from the Trust to a Participant in accordance with that Section, the Participant's benefits under this Plan shall be reduced to the extent of such distributions.

        IN WITNESS WHEREOF, the Company has signed this Plan document this 20th day of October, 1995.

                                        Healthsource, Inc.


                                        --------------------------------------
                                        a New Hampshire corporation


                                        By: /s/
                                            -----------------------------------

                                        Title: Vice President, General Counsel
                                               -------------------------------


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